SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No.         )

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EQ ADVISORS TRUST
(Name of Registrant as Specified in Its Charter)

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AXA EQUITABLE LIFE INSURANCE COMPANY

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED AUGUST 1, 2010

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about changes to a sub-adviser of the EQ/Van Kampen Comstock Portfolio (“Portfolio”), a series of EQ Advisors Trust (the “Trust”). The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Semi-Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-877-222-2144 or by visiting the Trust’s website at axa-equitablefunds.com.

AXA Equitable Life Insurance Company (“AXA Equitable”) serves as the Investment Manager and Administrator of the Trust. AXA Advisors, LLC and AXA Distributors, LLC serve as the Co-Distributors for the Trust’s shares and are located at 1290 Avenue of the Americas, New York, New York 10104. AXA Equitable, in its capacity as the Investment Manager of the Trust, has received an exemptive order from the Securities and Exchange Commission (“SEC”) to permit it and the Trust’s Board of Trustees to select and replace investment sub-advisers for the Trust (“Advisers”) and to amend the advisory agreements between AXA Equitable and the Advisers without obtaining shareholder approval. Accordingly, AXA Equitable is able, subject to the approval of the Trust’s Board of Trustees, to appoint and replace Advisers and to amend advisory agreements without obtaining shareholder approval.

At a meeting of the Board of Trustees of the Trust held on December 14-15, 2009, the Board of Trustees, including a majority of the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, the Investment Manager, the Advisers or the Distributors (“Independent Trustees”), unanimously approved the Investment Manager’s proposals to:

(1)	Approve a New Investment Advisory Agreement between AXA Equitable and Invesco Advisers, Inc. (“Invesco”), a new sub-adviser to the Portfolio, dated June 1, 2010 (“Investment Advisory Agreement”).

(2)	Replace Morgan Stanley Investment Management, Inc. (“MSIM”), the existing sub-adviser to the Portfolio with Invesco effective June 1, 2010.

The Manager made these proposals in connection with the sale by MSIM of its retail investment advisory business including the Van Kampen unit to Invesco. As a result of this sale, the existing advisory agreement between AXA Equitable and MSIM dated August 1, 2006, as amended (“Existing Advisory Agreement”) terminated in accordance with its terms. The Existing Advisory Agreement was last approved by the Board July 7-8, 2009.

Factors Considered by the Board

In approving the Investment Advisory Agreement, the Board of Trustees considered the overall fairness of the Agreement and whether the Agreement was in the best interest of the Portfolio. The Board further considered factors it deemed relevant with respect to the Portfolio, including: (i) the nature, quality and extent of the services expected to be provided by Invesco and its affiliates to the Portfolio; (ii) the performance of Invesco’s comparable accounts as compared to an appropriate benchmark as well as the Portfolio’s historical performance; (iii) the level of the advisory fees; (iv) the anticipated effect of growth and size on the Portfolio’s performance and expenses; and (v) ‘fall out’ benefits to be realized by Invesco and its respective affiliates (i.e., any direct or indirect benefits to be derived by Invesco and its affiliates from their relationships with the Trust). In considering the Investment Advisory Agreement, the Board did not identify any single factor or information as all-important or controlling and each Trustee may have contributed different weight to each factor.

In connection with its deliberations, the Board, among other things, received information, in advance of the meeting, from the Manager and Invesco regarding the factors set forth above and met with senior representatives of the Manager to discuss the Investment Advisory Agreement. The Board received, and primarily considered, the most current information available at the time of the meeting and also took into account the totality of the performance, fee, expense and other information regarding the Portfolio provided to them on a periodic basis throughout the year. The Independent Trustees were assisted by independent counsel during their deliberations and received materials discussing the legal standards applicable to their consideration of the Investment Advisory Agreement. The Independent Trustees also met separately without management present in executive session during the meeting to review the information provided.

In considering the approval of the Investment Advisory Agreement, the Board considered Invesco’s experience in serving as an investment adviser for portfolios and accounts similar to the Portfolio. The Board also noted the responsibilities of Invesco to the Portfolio. In particular, the Board considered that Invesco would be responsible for making investment decisions on behalf of the Portfolio, placing all orders for the purchase and sale of investments for the Portfolio with brokers or dealers and performing related administrative functions. In addition, the Board reviewed requested information regarding, among other things, Invesco’s investment process and the background of each portfolio manager who would continue to provide services to the Portfolio. The Board noted that as part Invesco’s purchase of Van Kampen, the Portfolio Managers currently managing the Portfolio would be transitioning to Invesco.

As part of its evaluation of Invesco’s compensation, the Board also considered other benefits that may be realized by Invesco and its affiliates from their relationships with the Trust. The Board noted that Invesco, through its relationship as an Adviser to the Portfolio, may engage in soft dollar transactions. The Board received information regarding Invesco’s procedures for executing portfolio transactions for the Portfolio and Invesco’s policies and procedures for the selection of brokers and dealers and obtaining research from those brokers and dealers. In addition, the Board considered that Invesco may be affiliated with registered broker-dealers, who may, from time to time, receive brokerage commissions from the Portfolio in connection with the purchase and sale of portfolio securities; provided, however, that those transactions, among other things, must be consistent with seeking best execution. Finally, the Board recognized that Invesco or its affiliates may sell, and earn sales commissions and other compensation with respect to, insurance products issued by the Manager or its affiliates and that the proceeds of those sales may be invested in the Portfolio.

The Board also considered conflicts of interest that may arise between the Trust and Invesco in connection with the services provided to the Trust and the various relationships that Invesco and its affiliates may have with the Trust. For example, actual or potential conflicts of interest may arise as a result of Invesco having responsibility for multiple accounts (including the Portfolio), such as devotion of unequal time and attention to the management of the accounts, inability to allocate limited investment opportunities across accounts and incentive to allocate opportunities to an account where Invesco has a greater financial incentive, such as a performance fee account.

Based on these considerations, the Board of Trustees was satisfied, with respect to the Portfolio, that: (1) the Portfolio was reasonably likely to benefit from the nature, quality and extent of Invesco’s services; (2) Invesco’s compensation is fair and reasonable; and (3) the performance of the Portfolio has been reasonable in relation to the performance of a relevant benchmark for the periods for which information was reviewed. Based on the foregoing and the more detailed information provided at the meeting, the Board of Trustees, including the Independent Trustees, unanimously approved the Investment Advisory Agreement.

Information Regarding the Investment Advisory Agreement

Except as to effective date, duration and advisory fee schedule, the terms of the new Investment Advisory Agreement between AXA Equitable and Invesco are substantially similar to those of the Existing Advisory Agreement. The Existing Advisory Agreement was last approved by the Board of Trustees on July 7-8, 2009 in connection with its annual consideration and renewal and has been amended four times since August 1, 2006.

The Investment Advisory Agreement provides that it will remain in effect for an initial term of two years and thereafter only so long as the Board of Trustees, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The Investment Advisory Agreement can be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Portfolio, on at least sixty days’ written notice to AXA Equitable and Invesco, or by AXA Equitable or Invesco on at least sixty days’ written notice to the Trust and the other party. The Investment Advisory Agreement also terminates automatically in the event of its assignment or in the event that the Investment Management Agreement between AXA Equitable and the Trust is assigned or terminated for any other reason.

The Investment Advisory Agreement generally provides that Invesco will not be liable for any losses, claims, damages, liabilities or litigation incurred by AXA Equitable or the Trust as a result of any error of judgment or mistake of law by Invesco with respect to the Portfolio, except that nothing in the agreement limits Invesco’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of Invesco in the performance of any of its duties or obligations or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s prospectus, statement of additional information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, if such statement or omission was made in reliance upon information furnished by Invesco to AXA Equitable or the Trust.

Under the Existing Advisory Agreement, MSIM received an advisory fee equal to an annual rate of 0.40% of the average daily net assets of the Portfolio MSIM up to and including $250 million; 0.375% of the Portfolio’s average daily net assets over $250 million up to and including $500 million; 0.35% of the Portfolio’s average daily net assets over $500 million and up to and including $1 billion; and 0.275% of the Portfolio’s average daily net assets in excess of $1 billion. For the fiscal year ended December 31, 2009, MSIM received $848,021 in advisory fees with respect to the Portfolio. If Invesco had been the Adviser to the Portfolio for the fiscal year ended December 31, 2009, Invesco would have same amount under the Investment Advisory Agreement.

For its services to the Portfolio, Invesco will receive an advisory fee based on the average daily net assets of the Portfolio. The advisory fee payable to Invesco is 0.40% of the Portfolio’s average daily net assets up to and including $250 million; 0.375% of the Portfolio’s average daily net assets in excess of $250 million up to and including $500 million; 0.35% of the Portfolio’s average daily net assets in excess of $500 million up to and including $1 billion; and 0.275% of the Portfolio’s average daily net assets in excess of $1 billion.

The advisory fee rates payable to Invesco under the Investment Advisory Agreement are equal to the advisory fee rates payable to MSIM under the Existing Invesco Agreement. AXA Equitable (and not the Portfolio) is responsible for the payment of the advisory fee to Invesco.

Information Regarding Invesco

Invesco is located at 1555 Peachtree Street, N.E., Atlanta, Georgia 30309 and is an indirect wholly-owned subsidiary of Invesco Ltd., a publicly held company and one of the world’s largest investment services companies. Invesco Ltd. is located at 1555 Peachtree Street, N.E., Atlanta, Georgia 30309

Members of the Board of Directors of Invesco are Gregory Mark Armour, Director, Co-President & Chief Executive Officer; Philip Taylor, Director, Co-President & Co-Chief Executive Officer; Michael Loren Starr, Director & Chief Financial Officer; Michael Kevin Carome, Director & Secretary. The business address of each of these individuals is 1555 Peachtree Street, N.E., Atlanta, Georgia 30309.

Comparable funds advised by Invesco include the following portfolios for which Invesco receives the corresponding advisory fees:

Portfolio	Advisory Fee	Assets Managed by Invesco As of December 31, 2009 (000)
Met Investor Series Trust –Van Kampen Comstock(1)	0.400% on the first $250 million in assets; 0.375% $250 to $500 million in assets; 0.350% $500 million to $1 billion in assets; 0.275% thereafter	$1,289

Pacific Life Fund-PL Comstock Fund(1)	0.35% on the first $2 billion in assets; 0.32% on the next $1 billion in assets; and 0.30% thereafter	$116

Pacific Select Fund-Comstock Portfolio(1)	0.35% on the first $2 billion in assets; 0.32% on the next $1 billion in assets; and 0.30% thereafter	$2,110

Phoenix Edge Series Fund-Phoenix Comstock Series(1)	0.35% on all assets	$47

ING Van Kampen Comstock Portfolio(1)	0.400% on the first $250 million in assets; 0.375% on the next $250 million in assets; 0.350% on the next $500 million in assets; and 0.275% on assets over $1 billion	$306

Nationwide Variable Insurance Trust-Van Kampen NVIT Comstock Value Fund(1)	0.35% up to %50 million in assets; 0.30% on assets over $50 million but less than $250 million; 0.25% over $250 million but less than $500 million; 0.200% over $500 million	$150

FDP Series, Inc.,-Van Kampen Value FDP Fund(1)	0.35% on all assets	$106

Invesco Van Kampen Comstock Fund(1)	0.50% on the first $1 billion in assets; 0.45% on the next $1 billion in assets; 0.40% on the next $1 billion in assets; and 0.35% thereafter.	$8,217(2)

Invesco Van Kampen V.I. Comstock Fund	0.60% on the first $500 million in assets; and 0.55% thereafter	$2,317(2)

(1)	Invesco commenced managing the fund effective as of June 1, 2010.
(2)	This amount reflects the net assets of the applicable predecessor fund, which merged into its corresponding shel fund on the Invesco Fund platform effective June 1, 2010.

As an Adviser to the Portfolio, Invesco will provide the Portfolio with investment research, advice and supervision and will manage the Portfolio’s securities consistent with the Portfolio’s investment objective and policies, including the purchase, retention and disposition of securities, as set forth in the Portfolio’s prospectus. In particular, Invesco will invest in common and preferred stock of small-, mid-and large-size companies and convertible securities across a broad range of industries. Invesco will emphasize a value style of investing, seeking well established, undervalued companies believed to possess the potential for capital growth and income. Information regarding each of the Invesco portfolio managers is set forth below.

Jason S. Leder, is Portfolio Manager of Invesco since June 2010. Prior thereto, he was Managing Director and Portfolio Manager with Van Kampen since 1995.

Kevin C. Holt, is Portfolio Manager of Invesco since June 2010. Prior thereto, he was Managing Director and Portfolio Manager with Van Kampen since 1999.

Devin E. Armstrong, Portfolio Manager of Invesco since June 2010. Prior thereto he was Vice President and Portfolio Manager at Van Kampen since August 2004, and research analyst from August 2004 to July 2007. Prior to August 2004, Mr. Armstorng was attending Columbia Business School (August 2002-May 2004).

James N. Warwick, Portfolio Manager of Invesco since June 2010. Prior thereto he was Executive Director and Portfolio Manager at Van Kampen since May 2002 and a Portfolio Manager of the Portfolio since July 2007.

Matthew Seinsheimer, Portfolio Manager of Invesco and/or its affiliates since 2000.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board of Trustees, the Portfolio may engage in brokerage transactions with brokers that are affiliates of the Manager or the Adviser(s), with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Manager or the Adviser(s). For the fiscal year ended December 31, 2009, the Portfolio made payments to affiliated broker-dealers in the amount of $9,248.

Control Persons and Principal Holders

AXA Equitable may be deemed to be a control person with respect to the Trust by virtue of its ownership of more than 99% of the Trust’s shares as of June 30, 2010. AXA Equitable is organized as a New York stock life insurance company and is a wholly owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company.

As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each portfolio. As of June 30, 2010, the Trustees and Officers of the Trust owned in the aggregate less than one percent of the shares of the Portfolio.

The following table sets forth information regarding the shareholders who owned beneficially or of record more than 5% of any class of shares of the Portfolio as of June 30, 2010:

Shareholder	Number of Shares Owned/Class	Percentage of Portfolio
AXA Equitable Life Insurance Company c/o Chryssa Kasparian Karr Barth Associates 40 Monument Road Bala Cynwyd PA 19004	21,158.50/Class IA	9.55%

Ludwig Family trust Kathleen Ludwig c/o Rita Whitehead Garland, Trustee 605Permont Road Demarest NJ 07627	16,310.38/Class IA	7.36%

A copy of the Trust’s 2010 Semi-Annual Report is enclosed.